Exhibit 5.1

Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis Minnesota 55402-3901 Phone +1 612 766 7000 Fax +1 612 766 1600

October 23, 2014

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

Ladies and Gentlemen:

We have acted as counsel for Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), that became effective under the Securities Act on June 21, 2013. The Registration Statement relates to the proposed offer, issuance and sale by the Company, from time to time of the securities referred to therein.

Pursuant to the Registration Statement, the Company issued $37,500,000 of its 8.50% Convertible Senior Notes due 2019 (the “Notes”), all of which were sold to the initial purchaser pursuant to that certain Securities Purchase Agreement, dated as of October 20, 2014 (the “Securities Purchase Agreement”), by and between the Company and Cantor Fitzgerald & Co. (the “Initial Purchaser”).

The Notes are to be issued under the First Supplemental Indenture, dated as of October 20, 2014 (the “First Supplemental Indenture”), to the Indenture, dated as of October 20, 2014 (the “Base Indenture” and, together with the First Supplemental Indenture, the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes are convertible into shares (the “Conversion Shares”) of common stock of the Company, par value $.01 per share (the “Common Stock”). Upon conversion of the Notes, to the extent the Rights Agreement dated as of July 29, 2010, as amended, between the Company and Wells Fargo Bank, National Association, as rights agent (the “Rights Agreement”) is in effect, the holders of the Notes will receive, with respect to the Conversion Shares, the associated rights under the Rights Agreement (the “Associated Rights”), subject to the limitations set forth in and in accordance with the Rights Agreement. The Conversion Shares are to be issued under the Amended and Restated Articles of Incorporation of the Company (the “Articles”), and the Associated Rights will arise under the Rights Agreement.

We have examined or are otherwise familiar with the Articles and the Restated By-Laws of the Company (the “By-Laws”), and the corporate actions taken in connection with the issuance of the Notes and the Conversion Shares and the adoption of the Rights Plan (the “Corporate Proceedings”). We have also examined (i) the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the base prospectus, dated June 21, 2013, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Base Prospectus”); and the prospectus supplement, dated October 20, 2014, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act (collectively with the Base Prospectus, the “Prospectus Supplement”); (ii) the Indenture; (iii) the Notes; (iv) the Rights Plan; and (v) such other instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

Based on the foregoing, we are of the opinion that:

1.	the Notes, when authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser pursuant to the Securities Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

2.	when the applicable conversion rights have been duly exercised in accordance with the terms of the Notes and the Indenture and the Conversion Shares have been issued and delivered upon such exercise in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable and any Associated Rights will be validly issued;

except, that, to the extent they relate to validity, binding effect or enforceability of any instrument or agreement, each of the foregoing opinions is limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, receivership or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside of the United States. As contemplated by the foregoing qualifications, in rendering the foregoing opinion, we are expressing no opinion as to federal or state laws relating to fraudulent transfers. Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that limit the waiver of rights under usury laws. We express no opinion as to the enforceability or effect in the Notes of any provision that provides for the payment of premiums or liquidated damages (whether or not denominated as such) or rights to indemnification and contribution which may be limited by applicable law or equitable principles.

The foregoing opinions assume that (a) at the time any Conversion Shares or Associated Rights are issued or delivered, the Company will remain duly organized, validly existing and in good standing under the laws of the State of Minnesota, there will not have occurred any change in the law or in the Articles or By-Laws or Rights Agreement affecting such issuance or delivery, and no relevant Corporate Proceedings will have been modified or rescinded, (b) the Conversion Shares and any Associated Rights will be issued upon conversion of the Notes in accordance with the terms of the Notes, the Indenture and the Rights Agreement, and (c) the number of Conversion Shares issued upon conversion of the Notes, and the number of shares of Common Stock issued upon exercise of any Associated Rights, will not exceed the then remaining unreserved and unissued number of shares of the Common Stock authorized for issuance in the Articles.

With respect to the opinion expressed in paragraph 2 above regarding any Associated Rights:

(i)	such opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, Associated Rights at some future time based on the facts and circumstances existing at that time;

(ii)	we have assumed that the members of the board of directors of the Company acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and

(iii)	it is not settled whether the invalidity of any particular provision of a rights agreement or of the rights issued thereunder would result in invalidating such rights in their entirety.

We have relied as to certain relevant facts upon certificates of, and/or information provided by, officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

We express no opinion as to the laws of any jurisdiction, other than the laws of the State of New York and the laws of the State of Minnesota, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K, filed on October 23, 2014, for incorporation by reference in the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus Supplement, and in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE BAKER DANIELS LLP

/s/ Peggy Steif Abram
By: Peggy Steif Abram